CONFIRMING STATEMENT

This Statement confirms that the undersigned, Galen Vetter, has authorized and designated each of Rick Coleman, the Chief Executive Officer of Crossroads Systems, Inc. and Jennifer Crane, the Chief Financial Officer of Crossroads Systems, Inc. or their successors to execute and file on the undersigned’s behalf a Form ID and all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned’s ownership of or transactions in securities of Crossroads Systems, Inc. The authority of Rick Coleman, Jennifer Crane or their successors under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned’s ownership of or transactions in securities of Crossroads Systems, Inc., unless earlier revoked in writing. The undersigned acknowledges that none of Rick Coleman, Jennifer Crane nor their successors are assuming any of the undersigned’s responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

Date:	5/2/2014	/s/ Galen Vetter
Galen Vetter